UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 7, 2019

BioXcel Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38410	82-1386754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

555 Long Wharf Drive

New Haven, CT 06511

(Address of principal executive offices, including ZIP code)

(475) 238-6837

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

On March 7, 2019,  based on the recommendation of the Nominating and Governance Committee, the board of directors (the “Board”) of BioXcel Therapeutics, Inc. (the “Company”) voted to increase the size of the Board from four directors to five directors and appointed Michal Votruba as a Class II member of the Board to fill the resulting vacancy.  Concurrent with his election to the Board, Mr. Votruba was also elected as an independent member of the Audit Committee (the “Audit Committee”).   Mr. Votruba does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director. There is no understanding or arrangement between Mr. Votruba and any other person pursuant to which Mr. Votruba was selected as a director. There are no transactions in which Mr. Votruba has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Since 2013, Mr. Votruba has been the Director of the Gradus/RSJ Life Sciences Fund, the largest dedicated fund in Central Europe with a portfolio of companies in Europe and the United States. Mr. Votruba has served as a director of Mynd Anlaytics, Inc. (NASDAQ: MYND), a telebehavioral health services company, since July 2015.  Since 2010, he has served as a member of the board of PrimeCell Therapeutics as the Director of Global Business Development overseeing the expansion of the largest regenerative medicine company operating in Central Europe. In 2009, the Czech Academy of Sciences solicited Mr. Votruba’s expertise for the first successful privatization project of the Institute of Experimental Medicine in Prague: the newly created protocol established a precedent for future privatization projects in the Czech Republic. Mr. Votruba graduated as a Clinical Psychiatrist from the Medical Faculty of Charles University in Prague in 1989. Shortly thereafter, he emigrated from Czechoslovakia and developed his professional career in Canada and the USA. Since 2005, Mr. Votruba combined his theoretical and clinical experience in the field of Competitive Intelligence serving the global pharmaceutical industry for eight years as an industry analyst advising senior leaders of companies including Amgen, Novartis, Eli Lilly, Allergan, EMD, Serono and Sanofi.

Pursuant to the Board’s standard compensation policy for non-employee directors, Mr. Votruba will receive an annual cash retainer of $35,000 for service as a Board member, an annual retainer of $7,500 for service as an Audit Committee member and was granted an option to purchase 10,000 shares of our common stock at the fair market value on the date of his appointment, which vests annually over a three year period.  The options were issued under the Company’s 2017 Equity Incentive Plan.

In addition, Mr. Votruba and the Company will enter into the Company’s standard indemnification agreement, the terms of which are described in the Company’s Registration Statement on Form S-1 (File No. 333-222990) (the “Registration Statement”) and a form of such agreement was filed as Exhibit 10.6 to the Registration Statement.

Item 8.01 Other Events.

On March 11, 2019, the Company issued a press release announcing that it will present a late breaking poster featuring data from a preclinical study of the Company’s BXCL701 and an OX40-agonist antibody as a potential combination therapy for treatment of certain solid tumors at the upcoming American Association for Cancer Research (AACR) Annual Meeting 2019 being held from March 29 to April 3, 2019 in Atlanta, Georgia. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated March 11, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2019	BIOXCEL THERAPEUTICS, INC.

/s/ Richard Steinhart
Richard Steinhart
Chief Financial Officer